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                                   EXHIBIT 8.2


                     FORM OF OPINION OF HOLLAND & KNIGHT LLP
                               AS TO ERISA MATTERS

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[LETTERHEAD OF HOLLAND & KNIGHT LLP]

_________________, 2002

Wells Real Estate Investment Trust, Inc.
6200 The Corners Parkway, Suite 250
Atlanta, Georgia  30092

     Re:  Wells Real Estate Investment Trust, Inc.
          Registration Statement on Form S-11
          Registration No. 333-85848

Ladies and Gentlemen:

     We have acted as counsel to Wells Real Estate Investment Trust, Inc. (the "Company"), a Maryland corporation which has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes, in connection with the registration of 330,000,000 shares of its common stock (the "Shares") with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-11, Registration No. 333-85848 (as amended, the "Registration Statement"), which includes the Company's Prospectus (as amended, the "Prospectus"). In connection therewith, we have been asked to provide an opinion as to whether, pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. (S)(S) 1001-1461 ("ERISA"), the assets of the Company will be treated as the assets of an employee benefit plan which purchases Shares.

     In rendering this opinion, we have reviewed the Registration Statement and the Prospectus included therein and the Company's Articles of Incorporation and Bylaws, each as amended to date. We have assumed the authenticity of the documents provided and have not attempted to verify independently any factual information.

     Based on and subject to the foregoing, we are of the following opinions as of the date hereof:

     1. Assuming that the offering of Shares takes place as described in the Registration Statement, the Shares will more likely than not constitute "publicly-offered securities," as that term is used in regulations promulgated by the U.S. Department of Labor (the "Department") and codified at 29 C.F.R.
(S) 2510.3-101. Accordingly, pursuant to and based upon the authority of such regulations, and again assuming that the offering of the Shares takes place as described in the Registration Statement, it is our opinion that it is more likely than not that, for purposes of ERISA, the assets of the Company will not be considered to be assets of any employee benefit plan purchasing Shares.

     2. The descriptions of the law and the legal conclusions contained in the Prospectus under captions "Risk Factors - Retirement Plan Risks" and "ERISA Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the state of relevant law currently in effect with respect to an investment in Shares by employee benefit plans.

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Wells Real Estate Investment Trust, Inc.
_____________, 2002
Page 2

______________________________

     These opinions are based on existing law which is, to a large extent, the result of regulations and administrative interpretations issued by the Department. No assurance can be given that Department opinions or judicial decisions will not be rendered in the future which would modify the conclusions expressed in this opinion letter. We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter.

     The Company's qualification for the "publicly-offered securities" exemption under the Department's regulations also depends upon the Company's ability to meet on a continuing basis the various requirements under the regulations described in the Prospectus. Holland & Knight LLP will not review the Company's compliance with these requirements on a continuing basis.

     Accordingly, no assurance can be given that the actual ownership of the Company for any given year will satisfy the requirements under ERISA and the Department's regulations for qualification for the above exemption. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     Further, an opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Department or the courts. In certain instances with respect to matters for which there is no relevant authority, including the effect of certain transfer restrictions on the ability of the Company to satisfy the requirements for qualification that its shares be freely transferable, our opinion is based on authorities which we have considered to be analogous even though certain such authorities have been rendered obsolete for unrelated reasons by subsequent authorities. There can be no assurance that positions contrary to our opinions will not be taken by the Department, or that a court considering the issues would not hold contrary to our opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any other purpose by any other person, quoted in whole or in part, or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                          Sincerely yours,

                                          HOLLAND & KNIGHT LLP